For Immediate Release

August 3, 2005

Frank J. Drohan
212-563-4141

             JOL signs MOU with Sultanate of Oman
                    Alfa to acquire JOL

New York, N.Y. - August 3, 2005 -- Alfa International Holdings Corp. (OTC BB: TYBR) ("Alfa") announced today that it is proceeding with its previously announced acquisition of Journey of Light, Inc. ("JOL"). This decision follows the signing of a Memorandum of Understanding ("MOU") between JOL and the Sultanate of Oman on August 1, 2005 for the construction of a tourism and residential real-estate development project in Oman (the "Project"). Execution of this MOU had been a condition precedent to the completion of the acquisition of JOL by Alfa.

The Project is an integration of cultural, educational, tourism and entertainment activities and, as currently planned, includes a theme park & exhibitions; hotels; restaurants; commercial and retail businesses; office space and residential units. The parties intend to form a new company (the "Project Company") with JOL as the majority owner and the Ministry of Tourism of Oman (the "MOT") as the minority owner, that will own and operate all of the business enterprises in the Project. In addition, the residential housing will be designed, built and sold by the Project Company.

As its contribution thereto, the MOT will transfer to the Project Company the land required for the Project. Under present plans, the tourism and certain of the residential portions of the Project will be located on between 800,000 and 1,000,000 square meters of beachfront land (approximately 200 to 245 acres) to be provided by the MOT. This land faces the Gulf of Oman and is near the Muscat International Airport. Additional land will be provided by the MOT to the Project Company for development as is necessary to meet the Project's minimum required financial returns as specified in the MOU.

The theme park and exhibition areas within the Project, to be known as the "'Landmark," is planned to be an innovatively designed development that will combine cultural and heritage components with tourism attractions. The Landmark will be owned and operated by a separate joint venture company (the "Landmark Company") where the majority interest will be owned by the government of Oman who will underwrite all operating losses, if any, of the Landmark. Management of the Landmark will be by the Project Company under a separate fee arrangement with the Landmark Company.
                          ---- more ----
The Project's development and construction costs will be reviewed by JOL in the coming months but are presently estimated to be approximately $700 Million. The residential units will account for approximately 60% of the cost. The balance of the construction costs will be utilized to build the various hotel, retail, shopping and rental property businesses, to be owned and operated by the Project Company, and the Landmark, to be owned by the Landmark Company.

Mr. Drohan, president of both Alfa and JOL, remarked, "We believe that the Alfa and JOL shareholders will benefit greatly from this acquisition. The MOU's terms regarding the Project's minimum required financial return as well as the absolute limit on any downside risk associated with the operation of the Landmark should make this Project an attractive investment for the banks and other equity partners with whom we will be holding discussions. As part of a publicly traded company, JOL will have greater investor visibility and transparency and its present and future activities will receive the attention of the financial community that they deserve."


This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, final negotiations of impending contracts, and purchase orders, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

               For more information contact:

                        Frank J. Drohan
                Alfa International Holdings Corp.
                   The Empire State Building
                         Suite 1103
                      350 Fifth Avenue
                    New York, N.Y. 10118
                     Tel: 212-563-4141
                     Fax: 212-563-3355
                          E-mail:
                   frankd@contactsports.net
                             or
                   frankd@journey-of-light.com


SOURCE:     Alfa International Holdings Corp.

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